U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2/A
Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Nuance Resources, Corp.
(Exact name of Registrant as specified in its charter)

Nevada	1311	98-0462664
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 - 8623 Granville St. Vancouver, B.C., Canada		V6P 582
(Name and address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 778-235-6658

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock	14,000,000	$0.25	$3,500,000	$443.45(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(2)	Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated July 5, 2007

PROSPECTUS
NUANCE RESOURCES CORP
14,000,000
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 14,000,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have set an offering price for these securities of $0.25 per share. This offering will expire on December 31, 2007 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	None	$0.25
Total	$3,500,000	None	$3,500,000

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 7 - 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: July 5, 2007

Summary

Nuance Resources Corp.

We are engaged in the business of identifying, evaluating, and qualifying potential natural gas and oil wells; investing in interests in those wells; and attempting to produce commercially marketable quantities of oil and natural gas from those wells.

The majority of our business will be derived from projects identified by our principals. These persons, specifically James D. Bunney and the other industry professionals Mr. Bunney is responsible to locate and hire, will be the individuals directly responsible for locating and qualifying potential projects, negotiating investments and drilling rights associated with those projects, and overseeing the work required to extract commercially viable quantities of natural gas and oil from those projects. As of the date of this filing, we have not identified any oil or natural gas wells into which we intend to invest. However, we have entered into an agreement with County Line Energy Corp. (“CLE”), which grants us the right to participate in the potential identification, purchase, and development of 2,560 acres of land in Alberta, Canada, known as the Highway 21 Prospect.

On December 1, 2006, CLE entered into an agreement with BMW Energy Corp (“BMW”) to acquire certain reprocessed three-dimensional seismic data from BMW. The seismic data was originally shot in search of shallow Cretaceous Period gas. BMW plans to reprocess the data, analyzing deeper readings in their search for Devonian Period oil reserves deep beneath the surface. Per the agreement, CLE and BMW will purchase and develop the land together should the analysis of seismic data indicate that oil reserves exist beneath the surface.

We have entered into a Participation Agreement with CLE, whereby we have agreed pay CLE the costs associated with analyzing the seismic data and split with CLE the costs associated with purchasing and developing the land should the analysis so indicate. We will also be responsible to split equally the costs of any cash calls associated with the project. In return, we will own half of CLE’s participation in the project and be entitled to half of CLE’s profits associated with the project.

Since we are in the exploration stage of our business plan, we have not earned any revenues from our planned operations. As of February 28, 2007, we had $18,608 in current assets and liabilities in the amount of $45,652. Accordingly, we had a working capital deficit of $27,044 as of February 28, 2007.

Our working capital will allow us to fund the analysis of seismic data, but is insufficient to possibly purchase and develop the land represented by the data should the analysis so indicate. In order to successfully implement our plan of operation, we will need to obtain additional financing. It is our intention to attempt to raise at least $2,000,000 through the sale of our securities over the next twelve months in order to grow the company.

Our fiscal year end is November 30.

We were incorporated as Farrier Resources Corp. on July 19, 2005, under the laws of the state of Nevada. On January 4, 2007, we completed a reverse merger (the “Merger”) with Nuance Resources Corp., whereby our name was changed to Nuance Resources Corp. Our principal offices are located at 601 - 8623 Granville St., Vancouver, B.C., V6P 582, Canada. Our phone number is 778-235-6658.

The Offering

Securities Being Offered	Up to 14,000,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.25 per share. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
44,594,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of November 30, 2006 (Audited).	As of February 28, 2007 (Unaudited).
Cash	$38,799	$18,608
Total Assets	$38,799	$101,258
Liabilities	$14,156	$45,652
Total Stockholder’s Equity	$24,643	$55,606

Statement of Loss and Deficit	From inception July 19 2005, to fiscal year end November 30, 2006 (Audited).	Three months ended February 28, 2007 (Unaudited).
Revenue	$0	$0
Loss for the Period	$77,887	$39,746

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

As of February 28, 2007, we had a working capital deficit in the amount of $27,044. Our working capital will allow us to fund the analysis of seismic data, but is insufficient to possibly purchase and develop the land represented by the data should the analysis so indicate. In order to successfully implement our plan of operation, we will need to obtain additional financing. We currently do not have any operations and we have no income. If our analysis programs are successful in discovering reserves of commercially viable oil and natural gas reserves, we will require additional funds in order to place the Highway 21 Prospect into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for oil and natural gas and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business.

We have just begun the initial stages of exploration for oil and natural gas reserves. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on July 19, 2005, and to date have been involved primarily in organizational activities and the acquisition of a participation agreement. We have not earned any revenues as of the date of this report, and thus face a high risk of business failure.

Because the probability of locating reserves that are commercially viable is remote, any funds expended on analysis will probably not be recovered.

The probability of our programs proving successful in discovering and acquiring commercially viable reserves is remote. In all probabilities, the land for which we are conducting an analysis does not contain any reserves. Consequently, any funds expended upon analysis will probably not be recovered.

Because of the unique difficulties and uncertainties inherent in the oil exploration and production business, we face a high risk of business failure.

Many difficulties are normally encountered by new oil exploration and production companies, which have a high rate of failure. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the analysis of data and development of the properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to analysis and development, and additional costs and expenses that may exceed current estimates. The extraction of oil and natural gas also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, environmental accidents, and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the analysis of seismic data will result in the discovery of oil or natural gas reserves or that development of such reserves will result in profitable operations.

Because our underlying investments are highly illiquid, we may not be able to generate cash by selling investments should we need to do so.

Our investments will be highly illiquid because oil and gas investments sometimes require a substantial amount of time to sell or liquidate. We may be unable to dispose of our investments in oil and gas reserves when we need to do so in order to generate cash or to liquidate our assets. Furthermore, some of our investments may be difficult to value because we will invest in illiquid investments for which it is highly unlikely there will ever be a public market.

Because our sole executive officer does not have any training specific to the technicalities of oil and natural gas exploration, there is a higher risk our business will fail

Mr. James D. Bunney, our sole executive officer and director, does not have any training as a geologist or an engineer. As a result, our management may lack certain skills that are advantageous in managing an exploration company. In addition, Mr. Bunney’s decisions and choices may not take into account standard engineering or managerial approaches oil exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in geology and engineering.

Because our management and operations are located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.

Currently, our sole officer and director named in this prospectus, Mr. James D. Bunney, is a Canadian resident. Furthermore, all or a substantial portion of his assets are located outside the United States. All of our operations are also located outside of the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon us or our sole executive officer and director;

•	enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our sole executive officer and director;
•
enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in the Canadian courts against judgments obtained against us or our sole executive officer and director; or

•	bring an action in the Canadian court to enforce liabilities based on the U.S. federal securities laws against us or our sole executive officer and director.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Bunney, our president and chief executive officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Bunney nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Bunney, it is possible that Mr. Bunney may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

We anticipate that we will incur increased operating expenses prior to realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the development of the Highway 21 Prospect. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significant revenues. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

If we are unable to successfully compete within the oil exploration business, we will not be able to achieve profitable operations.

The oil exploration business is highly competitive. This industry has a multitude of competitors and no small number of competitors dominates this industry. Our exploration activities will be focused on finding oil and natural gas reserves through seismic analysis. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when attempting to purchase and develop land for oil and natural gas extraction. If we are unable to retain qualified personnel to assist us in conducting oil production activities on the Highway 21 Prospect should a commercially viable reservoir be found to exist, we may be unable to enter into production and achieve profitable operations.

Due to numerous factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.

Our revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil, gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political, and regulatory developments and competition from other sources of energy. The volatile nature of the energy markets makes it particularly difficult to estimate future prices of oil, gas and natural gas liquids. Prices of oil, gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond our control. Any significant decline in oil and gas prices could have a material adverse effect on our operations, financial condition, and level of expenditures for the development of its oil and gas reserves, and may result in violations of certain covenants contained in our credit agreements.

In addition to market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of oil and natural gas, and environmental protection are all factors that could inhibit our ability to sell oil and natural gas in the event that commercial amounts of either are found.

 If we are unable to find new oil and gas reserves on a regular basis, we will be unable to maintain operations and our business will fail.

As is customary in the oil and gas exploration and production industry, our future success depends upon our ability to find, develop or acquire oil and gas reserves that are economically recoverable. Even if reserves are acquired and successfully developed by us, unless we successfully replace the reserves that we develop through successful identification, analysis, and acquisition, our proved reserves will decline. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no assurance that we will continue to be successful in our effort to develop or replace our proved reserves.

Because of the uncertainty of estimates of oil and gas reserves, our projects may not be profitable and our business may fail.

Oil and gas deposits are not present in all areas, but reside in accumulations commonly referred to as reservoirs. Identifying and quantifying the location and volume of these reservoirs is a major risk associated with oil and gas operations. In qualifying projects for investment and development, we will create detailed estimates of potential returns for projects. These estimates rely upon various assumptions, including assumptions regarding oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, production, test, engineering and economic data for each reservoir. As a result such estimates are subject to great uncertainty. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by us. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves. In addition, our reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

Uninsured losses, natural disasters and terrorism are beyond our control and may occur, resulting in significant loss for us.

We may suffer casualty or loss that is uninsured. Oil and natural gas exploration projects are subject to natural disasters, such as floods and earthquakes, which may not be covered by the insurance. A terrorist attack would likely have an adverse impact on the regional economy, and damage due to terrorism may also not be covered by the insurance.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase

There are several governmental regulations that materially restrict oil and natural gas exploration or exploitation. We will be subject to these should we decide to purchase and develop land. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. Currently, we have not experienced any difficulty with compliance to any laws or regulations which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our extraction program, and make compliance with new regulations unduly burdensome.

As a Canadian oil and gas company, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars.

The price we receive for oil and gas production is expressed in U.S. dollars, which is the standard for the oil and gas industry worldwide. However, we pay operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we receive higher revenue and when the value of the U.S. dollar declines, we receive lower revenue on the same amount of production sold at the same prices.

We may be subject to environmental liability claims that could result in significant costs to us.

We may be subject to claims for damages related to any impact that our operations have on the environment. An environmental claim could materially adversely affect our business because of the costs of defending against these types of lawsuits, the impact on senior management's time and the potential damage to our reputation. As we undertake our business plan, our oil and gas operations are subject to government regulations and control. Failure to comply with applicable government rules could restrict our ability to engage in further oil and gas exploration and development opportunities.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. We are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We have contacted an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board, but our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 20,000,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 45.09% of the common shares outstanding as of the date of this prospectus.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease of the value of our common stock and delay or prevent a change in control of the company.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

As we have become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Nuance’s becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us. No assurance can be given that brokerage firms will, in the future, assign analysts to cover us or want to conduct any secondary offerings on our behalf.

Should our Board of Directors decide to issue additional stock, such offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.25 per share offering price of our common stock was arbitrarily. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We have contacted an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering 14,000,000 shares of common stock offered through this prospectus. The 14,000,000 shares of common stock offered through this prospectus were issued to former holders of Nuance Resources Corp.’s capital stock in connection with the Merger of Farrier Resources Corp. and Nuance Resources Corp. which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of July 5, 2007, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 44,594,000 shares of common stock outstanding on July 5, 2007.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Christopher Stephen Boyd #906-120 Milross Vancouver, B.C. V6A 4K7	2,000,000	1,400,000	600,000	1.35%
Richard David Alexander Boyd #109-2799 Gilmore Ave Burnaby, B.C. V5C 6S5	2,000,000	1,400,000	600,000	1.35%
Harry Kent Davis 4010 Hollyridge Place Victoria, B.C. V8N 5Z8	2,000,000	1,400,000	600,000	1.35%

Anne Jenkins 11789 Lyon Road North Delta, B.C. V4E 2S8	2,000,000	1,400,000	600,000	1.35%
Christiane Kelly 6 Semana Crescent Vancouver, B.C. V6N 2E2	2,000,000	1,400,000	600,000	1.35%
Stephen Roy Oakley 11446-138th Street Surrey, B.C. V3R 3E1	2,000,000	1,400,000	600,000	1.35%
Victor Parra 4980 Thornwood Place Vancouver, B.C. V5E 3Z4	2,000,000	1,400,000	600,000	1.35%
Robert John Riddall 106 East 37th Avenue Vancouver, B.C. V5W 1E4	2,000,000	1,400,000	600,000	1.35%
Jenny Shin 1478 West 6th Avenue Vancouver, B.C. V6H 4H3	2,000,000	1,400,000	600,000	1.35%
Zinka Vukovich 241 West King Edward Avenue Vancouver, B.C. V5Y 2J1	2,000,000	1,400,000	600,000	1.35%

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales; or
5.	in any combination of these methods of distribution.

We have contacted an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although an application for quotation of our common stock on the NASD Over-The-Counter Bulletin Board have been submitted, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock; or
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 445,940 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

As of the date of this prospectus, no selling shareholder has held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and director and his age as of July 5, 2007 is as follows:

Director:

Name of Director	Age
James D. Bunney	71

Executive Officers:

Name of Officer	Age	Office
James D. Bunney	71	President, Chief Executive Officer

Set forth below is a brief description of the background and business experience of our sole executive officer and director.

James D. Bunney has been our chief executive officer, president and director since December 29, 2006. He has acted as a Corporate Finance and Investor Relations consultant since 2000. Prior to that, he was the Vice President, Director and CFO of Pemberton Energy Ltd. Mr. Bunney has also previously served in senior management positions with both Texas T Resources Ltd. and Priority Ventures Ltd.

We presently do not pay our officer and director any salary or consulting fee.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

James D. Bunney is our only employee.

We conduct our business through verbal agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.	Verbal agreements with our accountants to perform requested financial accounting services.

2.	Verbal agreements with auditors to perform audit functions at their respective normal and customary rates.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 5, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	James D. Bunney 203-3808 35 Ave. Vernon, B.C. V1T 2T9 Canada	14,000,000	31.39% [1]
Total of all directors and executive officers		14,000,000	31.39%
Common	Kent Kirby Former Director, President and CFO 305-3495 Cambie Street Vancouver, B.C, V5Z 3W6 Canada	4,000,000	8.7%

(1)	The percent of class is based on 44,594,000 shares of common stock issued and outstanding as of July 5, 2007.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 270,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of July 5, 2007, there were 44,594,000 shares of our common stock issued and outstanding, held by forty-nine (49) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, menrger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares;

to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Our transfer agent is Island Stock Transfer and their offices are located at 10 Second Avenue South, 300N, St. Petersburg, Florida 33701. The telephone number for Island Stock Transfer is 727-289-0010.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada; have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Amisano Hanson, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Amisano Hanson has presented their report with respect to our audited financial statements. The report of Amisano Hanson is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were incorporated as Farrier Resources Corp. on July 19, 2005 under the laws of the state of Nevada. On December 29, 2007, we completed a reverse merger with Nuance Resources Corp., whereby our name was changed to Nuance Resources Corp. and we succeeded the business of Nuance Resources Corp.

Description of Business

Overview

Prior to December 29, 2006, our business plan was focused on proceeding with the exploration of the Snippaker mineral claims to determine whether there are commercially exploitable mineral reserves.

On or about December 29, 2006, our management was presented with a business opportunity by the management of a private company named Nuance Resources, Corp. (“Nuance”) that upon evaluation proved more interesting than our previous business plan. As a result, our management suspended its efforts in relation to the exploration of the Snippaker mineral claims and entered into negotiations with Nuance. After conducting our due diligence and concluding negotiations it was determined that a reverse acquisition of Nuance potentially contains greater benefits for the company than the unproven Snippaker mineral claims. In order to pursue this new business opportunity, we terminated our exploration activities and entered into negotiations for an Agreement of Merger and Plan of Reorganization.

We consummated an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with Nuance and Farrier Acquisition, Inc. (“Acquisition Sub”), a our newly formed wholly-owned Nevada subsidiary. In connection with the closing of this merger transaction (the “Merger”), Acquisition Sub merged with and into Nuance, and Nuance became a wholly-owned subsidiary of Farrier Resources Corp. named “Nuance Resources Corp.” In accordance with the Merger Agreement, the stockholders of Nuance received the right to receive one share of our common stock for each issued and outstanding share of Nuance’s common stock. As a result, at closing, in exchange for 100% of the outstanding capital stock of Nuance, the former stockholders of Nuance received 23,000,000 shares of our common stock, which represents approximately 51.86% of our outstanding common stock following the Merger.

On January 4, 2007, we filed Articles of Merger with the Secretary of State of Nevada in order to effectuate a merger whereby we would merge with our wholly-owned subsidiary, Nuance Resources Corp., as a parent/ subsidiary merger with us as the surviving corporation. This merger, which became effective as of January 4, 2007, was completed pursuant to Section 92A.180 of the Nevada Revised Statutes. Shareholder approval to this merger was not required under Section

92A.180. Upon completion of this merger, our name was changed to "Nuance Resources Corp." and our Articles of Incorporation have been amended to reflect this name change.

We are now engaged in the business of identifying, evaluating, and qualifying potential natural gas and oil wells; investing in interests in those wells; and attempting to produce commercially marketable quantities of oil and natural gas from those wells.

The majority of our business will be derived from projects identified by our principals. These persons, specifically James D. Bunney and the other industry professionals Mr. Bunney is responsible to locate and hire, will be the individuals directly responsible for locating and qualifying potential projects, negotiating investments and drilling rights associated with those projects, and overseeing the work required to extract commercially viable quantities of natural gas and oil from those projects. As of the date of this filing, we have not identified any oil or natural gas wells into which we intend to invest. However, we have entered into an agreement with County Line Energy Corp. (“CLE”), which grants us the right to participate in the potential identification, purchase, and development of 2,560 acres of land in Alberta, Canada, known as the Highway 21 Prospect.

On December 1, 2006, CLE entered into an agreement with BMW Energy Corp (“BMW”) to acquire certain reprocessed three-dimensional seismic data from BMW. The seismic data was originally shot in search of shallow Cretaceous Period gas. BMW plans to reprocess the data, analyzing deeper readings in their search for Devonian Period oil reserves deep beneath the surface. Per the agreement, CLE and BMW will purchase and develop the land together should the analysis of seismic data indicate that oil reserves exist beneath the surface.

We have entered into a Participation Agreement with CLE, whereby we have agreed pay CLE the costs associated with analyzing the seismic data and split with CLE the costs associated with purchasing and developing the land should the analysis so indicate. We will also be responsible to split equally the costs of any cash calls associated with the project. In return, we will own half of CLE’s participation in the project and be entitled to half of CLE’s profits associated with the project.

Strategy

Our strategy is to identify low to moderate risk oil and natural gas reserves by reviewing and reprocessing previously recorded seismic data with a view to a deeper target in our analysis than when the data was originally recorded. This approach allows us to evaluate potential oil and natural gas sites for development without the operational and financial commitment which would be required to record new seismic data on comparable sites. By entering into participation agreements with companies which have possession of such seismic data, our operational costs are limited to the cost of analysis until such time as we have identified reserves for development.

Competition

The oil and gas exploration industry, in general, is intensively competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more well-established than we are and have greater resources to engage in the production of oil and gas wells. We were incorporated on July 19, 2005 and our operations are not established. Our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete our purchase and development of the Highway 21 Prospect should the analysis indicate that we should do so. There is also significant competition to attract and retain qualified personnel to assist in conducting oil and gas exploration and development activities. If a commercially viable reserve is found to exist and we are unable to attract and retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and properly develop the oil and gas reserves if a commercial viable reserve is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of oil and gas, and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Wells that produce at a cost higher than the market price generally cease operations whereas lower cost producers prosper. In the event a commercial viable reserve is found to exist, our method of competition will be to produce a lower cost than market price. We will be forced to cease options if we are unable to produce at a cost lower than market price.

Canadian Government Regulation

The natural gas and oil industry is subject to extensive controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect our operations in a manner materially different than they would affect other natural gas and oil companies of similar size.

Pricing and Marketing Natural Gas

In Canada, the price of natural gas sold in interprovincial and international trade is determined by negotiation between buyers and sellers. Natural gas exported from Canada is subject to regulation by the NEB and the Government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the NEB and the Government of Canada. Natural gas exports for a term of less than two years or for a term of two to 20 years (in quantities of not more than 30,000 m3/day), must be made pursuant to an NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export license from the NEB and the issue of such a license requires the approval of the Governor in Council.

The government of Alberta also regulates the volume of natural gas that may be removed from the province for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

Royalties and Incentives

In addition to federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of natural gas and oil production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

Land Tenure

Crude natural gas and oil located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce natural gas and oil pursuant to leases, licenses and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Natural gas and oil located in such provinces can also be privately owned and rights to explore for and produce such natural gas and oil are granted by lease on such terms and conditions as may be negotiated.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Employees

We have no employees as of the date of this prospectus other than our sole executive officer, Mr. Bunney. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

We are engaged in the business of identifying, evaluating, and qualifying potential natural gas and oil wells; investing in interests in those wells; and attempting to produce commercially marketable quantities of oil and natural gas from those wells.

The majority of our business will be derived from projects identified by our principals. These persons, specifically James D. Bunney and the other industry professionals Mr. Bunney is responsible to locate and hire, will be the individuals directly responsible for locating and qualifying potential projects, negotiating investments and drilling rights associated with those projects, and overseeing the work required to extract commercially viable quantities of natural gas and oil from those projects. As of the date of this filing, we have not identified any oil or natural gas wells into which we intend to invest. However, we have entered into an agreement with County Line Energy Corp. (“CLE”), which grants us the right to participate in the potential identification, purchase, and development of 2,560 acres of land in Alberta, Canada, known as the Highway 21 Prospect.

Highway 21 Prospect

On December 1, 2006, CLE entered into an agreement with BMW Energy Corp (“BMW”) to acquire its 100% ownership interest in certain reprocessed three-dimensional (“3D”) seismic data from BMW. The seismic data was originally shot in search of shallow Cretaceous Period gas. BMW plans to reprocess the data, analyzing deeper readings in their search for Devonian Period oil reserves deep beneath the surface.

The target of this new exploration program is referred to as the Nisku formation, which is noted for having large oil producing pinnacle reef formations. Historically these Nisku pinnacle reefs have been capable of producing 400-500 barrels of oil per day with reserves of 2-3 million barrels of oil in place.

The area under review consists of 2,560 acres. Two wells have been drilled previously on the property, one in 1951 and the other in 1984. These wells produced an aggregate of approximately 60,000 barrels of light crude oil. BMW’s seismic analysis will determine whether these wells were both located on the fringe of a larger reef complex. There can be no assurance that these wells will contain commercially marketable quantities of oil or natural gas.

Per CLE’s agreement with BMW, CLE paid $82,650 to BMW for the reprocessed 3D seismic data, accompanied by a complete geophysical and geological report covering the 2,560 acre prospect. If the seismic interpretation indicates further development of the property, CLE will post the primary section of land for an Alberta Land Sale. The purchased land will be held 70% by CLE and 30% by BMW.

CLE will be responsible for 100% of the costs associated with drilling a Nisku Test Well, subject to a gross overriding royalty payable to BMW of 2.5% on oil and 7.5% on natural gas. BMW’s gross overriding royalty will be convertible to a 30% working interest after CLE has recovered its costs from the 3D seismic analysis, the land sale, and the test well.

It is anticipated that two wells may be required to adequately develop this oil pool with an additional possibility of re-entering the previously drilled wells.

We entered into a Participation Agreement with CLE on December 21, 2006, whereby we have agreed to reimburse CLE all of the costs associated with analyzing the seismic data and to split equally with CLE all of the costs associated with purchasing and developing the land should the analysis so indicate. In accordance with this agreement, Nuance Exploration Ltd. made a payment of $82,650 to CLE on December 21, 2006 resulting in its ownership of an undivided 100% ownership of such seismic data and the right to participate in the Alberta Crown Land Sale. Prior to executing this Participation Agreement, our principal and a director of CLE had a preexisting relationship as business acquaintances and neither our principal or CLE had any preexisting relationship with BMW.

We will also be responsible to split equally the costs of any cash calls associated with the project. In return, we will own half of CLE’s participation in the project and be entitled to half of CLE’s profits associated with the project. As CLE will hold 70% of the land and a 70% working interest in the project (equal to 70% of the net revenues) after we reimburse CLE for all development costs, including analysis costs, we will in effect hold 35% of the land and a 35% working interest in the project.

BMW has conducted their analysis of the 3D seismic data and we anticipate that the results of this analysis will be available by the end of September 2007. If their analysis of the seismic data is favorable, the group comprised of us, BMW, and CLE will call for a Province of Alberta mineral rights Land Sale to occur approximately 60 days after the call date.

An application for a symbol to be quoted for trading on the NASD Over The Counter Bulletin Board has been submitted. If we are not quoted for trading prior to the Land Sale, we may be unable to raise sufficient funds through the sale of our securities to the public to purchase the property and continue operations. In the event that we are not approved for trading on the OTCBB, the amount of our participation in the Land Sale will be diminished proportionately by that amount, if any, which we were unable to advance as one half of the Land Sale costs. In the event that our participation is reduced to 5% or less, County Line will have the right to purchase our interest for approximately $8,500 ($10,000 Canadian) and we will have no further interest in the Prospect. The same dilution of interest rules apply to our participation in a Test Well. These dilution rules apply equally to both County Line and our company.

Once the mineral rights to the land are acquired, the total capital outlay for the development of the prospect will be approximately $2,000,000 over a period of approximately 15 months. We will pay one-half of those development costs, unless our participation has been reduced as described above.

In the event that the interpreted seismic data does not indicate a high probability of oil reserves, the data will be of little value, the costs associated with obtaining the data will be written off as a loss, we will not participate in the land sale, and we will seek other opportunities.

Results of Operations for the three months ended February 28, 2007

We have not earned any revenues from our inception through the period ending February 28, 2007.

For the three months ended February 28, 2007, we incurred Operating Expenses of $39,746. The primary components of our Operating Expenses were Accounting and Audit Fees of $7,053, legal Fees of $17,607, and Transfer and Filing Fees of $13,661. For the period of November 1, 2006, date of inception, to February 28, 2007, we incurred Operating Expenses of $48,690. The primary components of our Operating Expenses for this period were Accounting and Audit Fees of $17,053, legal Fees of $21,257, and Transfer and Filing Fees of $13,661.

 Our net loss for the three months ended February 28, 2007 was $39,746.  Our net loss for the period of November 1, 2006, date of inception, to February 28, 2007 was $48,690.

Liquidity and Capital Resources

As of February 28, 2007, we had total current assets of $18,608, all of which consisted of Cash. Our current liabilities as of February 28, 2007 were $45,652. Thus our working capital was $27,044.

We had no long term liabilities as of February 28, 2007.

We are a development stage company and have not attained profitable operations. Our working capital will allow us to fund the analysis of seismic data, but is insufficient to possibly purchase and develop the land the land represented by the data should the analysis so indicate. In order to successfully implement our plan of operation, we will need to obtain additional financing. It is our intention to attempt to raise at least $2,000,000 through the sale of our securities over the next twelve months in order to grow the company.

Off Balance Sheet Arrangements

As of February 28, 2007, there were no off balance sheet arrangements.

Corporate Offices

Our principal executive offices are located at 601-8623 Granville St., Vancouver, BC, V6P 582, Canada.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We contacted an authorized Over-The-Counter Bulletin Board market maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of July 5, 2007, we had forty-nine (49) holders of record of our common stock.

Rule 144 Shares
A total of 21,300,000 shares of our common stock are currently available for resale to the public under Rule 144. As of the date of this prospectus, persons who are our affiliates hold 4,000,000 of the total shares that may be sold, at least partially, pursuant to Rule 144.

The 14,000,000 shares being registered and 6,000,000 shares which are not being registered are held by ten shareholders and will be available for resale after December 29, 2007 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 445,940 shares as of the date of this prospectus, or;

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have agreed to file a registration statement with the SEC registering the resale of the selling shareholders’ 14,000,000 shares of common stock. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k).

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer for the fiscal year ended November 30, 2006.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kent Kirby Former CEO & CFO	2006	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

We have not compensated our executive officer since our inception.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of November 30, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kent Kirby	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Compensation of Directors

The table below summarizes all compensation of our directors as of November 30, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kent Kirby	-	-	-	-	-	-	-

Narrative Disclosure to Director Compensation Table

We have not compensated members of our board of directors since our inception.

Financial Statements

Index to Financial Statements:

Unaudited Financial Statements:

F-1	Interim Consolidated Balance Sheet as of February 28, 2007 and November 30, 2006 (unaudited);

F-2
Consolidated Interim Consolidated Statements of Operations for the three month period ended February 28, 2007 and for the period from November 1, 2006 (Date of Inception) to February 28, 2007 (unaudited);

F-3	Consolidated Interim Statements of Cash Flows for the three month period ended February 28, 2007 and for the period from November 1, 2006 (Date of Inception) to February 28, 2007 (unaudited);

F-4	Interim Statement of Stockholders’ Equity for the period from November 1, 2006 (Date of Inception) to February 28, 2007 (unaudited);

F-5	Notes to Interim Consolidated Financial Statements

Audited Financial Statements of the Accounting Acquirer, Nuance Resources Corp., a privately held Nevada corporation:
F-11	Report of Independent Registered Public Accounting Firm;

F-12	Consolidated Balance Sheet as of November 30, 2006;

F-13	Consolidated Consolidated Statements of Operations for the period from November 1, 2006 (Date of Inception) to November 30, 2006;

F-14	Consolidated Statements of Cash Flows for the period from November 1, 2006 (Date of Inception) to November 30, 2006;

F-15	Statement of Stockholders’ Equity for the period from November 1, 2006 (Date of Inception) to November 30, 2006;

F-16	Notes to Consolidated Financial Statements

Audited Financial Statements of the Accounting Target, Nuance Resources Corp, a publicly held Nevada corporation formerly known as Farrier Resources Corp.:
F-20	Report of Independent Registered Public Accounting Firm;

F-21	Consolidated Balance Sheet as of November 30, 2006 and March 31, 2006;

F-22
Consolidated Statements of Operations for the eight months ended November 30, 2006, for the period from July 19, 2005 (Date of Inception) to March 31, 2006, and for the period from July 19, 2005 (Date of Inception) to November 30, 2006;

F-23
Consolidated Statements of Cash Flows for the eight months ended November 30, 2006, for the period from July 19, 2005 (Date of Inception) to March 31, 2006 and for the period from July 19, 2005 (Date of Inception) to November 30, 2006

F-24	Statement of Stockholders’ Equity for the period from July 19, 2005 (Date of Inception) to November 30, 2006;

F-25	Notes to Consolidated Financial Statements

Pro Forma Financial Statements:
F-31	Introduction to Pro Forma Financial Statements

F-33	Consolidated Pro Forma Statement of Operations for the period from Inception, November 1, 2006 to November 30, 2006;

NUANCE RESOURCES CORP
(A Development Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
February 28, 2007 and November 30, 2006
(Stated in US Dollars)
(Unaudited)

	(Restated -Note 10) February 28, 2007	November 30 2006
ASSETS
Current
Cash	$18,608	$116,724
Prepaid expenses	-	5,500

	18,608	122,224
Oil and gas property - Note 5	82,650	-
	$101,258	$122,224

LIABILITIES

Current
Accounts payable and accrued liabilities	$40,634	$19,150
Due to related party - Notes 6	5,018	5,018
	45,652	24,168

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value 10,000,000 shares authorized, none outstanding
Common stock, $0.001 par value - Notes 7, 9, and 10 270,000,000 shares authorized 44,354,000 shares issued (November 30, 2006, - 23,000,000shares issued)	44,354	23,000
Additional paid in capital	59,942	84,000
Deficit accumulated during the development stage	(48,690)	(8,944)
	55,606	98,056
	$101,258	$122,224

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
for the three month period ended February 28, 2007 and
for the period November 1, 2006 (Date of Inception) to February 28, 2007
(Stated in US Dollars)
(Unaudited)

	Three Months Ended February 28, 2007	November 1, 2006 (Date of Inception) to February 28, 2007

Expenses
Accounting and audit fees	$7,053	$17,053
Bank charges	225	244
Foreign exchange gain	-	(4,725)
Legal fees	17,607	21,257
Office expenses	362	362
Transfer and filing fees	13,661	13,661
Travel	838	838

Net loss for the period	$(39,746)	$(48,690)

Basic loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	37,473,267

Comparative results for the three month period ended February 28, 2006 have not been presented as the Company was not incorporated at that time.

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three month period ended February 28, 2007 and
for the period November 1, 2006 (Date of Inception) to February 28, 2007
(Stated in US Dollars)
(Unaudited)

	Three Months Ended February 28, 2007	November 1, 2006 (Date of Inception) to February 28, 2007

Cash Flows used in Operating Activities
Net loss for the period	$(39,746)	$(48,690)
Changes in non-cash working capital items related to operations:
Prepaid expenses	5,500	-
Accounts payable and accrued liabilities	(18,278)	872

Net cash used in operating activities	(52,524)	(47,818)

Cash Flows from Investing Activities
Acquisition of oil and gas property	(82,650)	(82,650)
Cash acquired on reverse acquisition	37,058	37,058

Net cash used in investing activity	(45,592)	(45,592)

Cash Flows from Financing Activities
Capital stock issued	-	107,000
Due to related party	-	5,018

Net cash provided by financing activities	-	112,018

Increase (decrease) in cash during the period	(98,116)	18,608

Cash, beginning of the period	116,724	-

Cash, end of the period	$18,608	$18,608

Comparative results for the three month period ended February 28, 2006 have not been presented as the Company was not incorporated at that time.

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP.
(A Development Stage Company)
INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY
for the period November 1, 2006 (Date of Inception) to February 28, 2007
(Stated in US Dollars)
(Unaudited)

	(Restated-Note 10) Common Shares		Additional Paid-in	Accumulated Other Comprehensive	Deficit Accumulated During the Exploration
	Number	Par Value	Capital	Loss	Stage	Total

Capital stock issued for cash- at $0.005	23,000,000	$23,000	$92,000	-	$-	$115,000
Less: commissions	-	-	(8,000)	-	-	(8,000)
Net loss for the period	-	-	-	-	(8,944)	(8,944)

Balance, November 30, 2006	23,000,000	23,000	84,000	-	(8,944)	98,056
Pursuant to agreement of merger and plan of reorganization
- Outstanding common shares of the Company prior to merger	21,354,000	21,354	-	-	-	(2,704)
Net loss for the period	-	-	-	-	(39,746)	(39,746)

Balance February 28, 2007	44,354,000	$44,354	$84,000	$-	$(48,690)	$55,606

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP
(A Development Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2007
(Stated in US Dollars)
(Unaudited)

Note 1	Interim Reporting

The unaudited financial information furnished herein reflects all adjustments, which in the opinion of management are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented. All adjustments are of a normal recurring nature. The results of operations for the three-month period ended February 28, 2007 are not necessarily indicative of results for the entire year ending November 30, 2007.

Note 2	Nature and Continuance of Operations

The Company was incorporated in the state of Nevada, United States of America on November 1, 2006. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company’s year end is November 30.

Effective December 28, 2006 the Board of Directors authorized a 3 for 1 forward stock split on the common shares. The authorized number of common shares increased from 90,000,000 to 270,000,000 common shares with a par value of $0.001. All references in the accompanying financial statements to the number of common shares have been restated to reflect the forward stock split.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At February 28, 2007, the Company had not yet achieved profitable operations, has accumulated losses of $48,690 since its inception, has a working capital deficiency of $27,044 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Nuance Resources Corp.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
February 28, 2007
(Stated in US Dollars)
(Unaudited)

Note 3	Additional Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which may have been made using careful judgment. Actual results may vary from these estimates.

The consolidated financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the newly merged Company (Note 4) and its wholly-owned subsidiaries, FRC Exploration Ltd. (a BC Corporation) (“FRC”) and Nuance Exploration Ltd. (a BC Corporation) (“NEL”). All significant inter-company balances and transactions have been eliminated.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of:

i) completion of a feasibility study; or
ii) the Company’s commitments to a plan of action based on the then know facts.

There have been no environmental expenses incurred by the Company.

Impairment of Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, the carrying value of intangible assets and other long-lived assets are reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. Oil and gas properties accounted for using the full cost method of accounting, a method utilized by the Company, is excluded from this requirement, but will continue to be subject to the ceiling test limitations.

Nuance Resources Corp.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
February 28, 2007
(Stated in US Dollars)
(Unaudited)

Note 3	Additional Significant Accounting Policies - (cont’d)

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are initially capitalized on a country-by-country (cost centre) basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

Costs capitalized, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated proved reserves. Petroleum products and reserves are converted to a common unit of measure, using 6 MCF of natural gas to one barrel of oil.

Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment has occurred. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the “full cost ceiling” the excess is expensed in the period such excess occurs. The “full cost ceiling” is determined based on the present value of estimated future net revenues attributed to proved reserves, using current prices less estimated future expenditures plus the lower of cost and fair value of unproven properties within the cost centre.

Proceeds from a sale of petroleum and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost centre. Royalties paid net of any tax credits received are netted with oil and gas sales.

Nuance Resources Corp.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
February 28, 2007
(Stated in US Dollars)
(Unaudited)

Note 4	Reverse Merger and Recapitalization

Pursuant to an Agreement of Merger and Plan of Reorganization between the Nuance Resources Corp. (formerly Farrier Resources Corp) (“Farrier”), Farrier Acquisition Inc. (“Acquisition Inc”), a Nevada Corporation, and a wholly-owned subsidiary of Farrier incorporated for the sole purpose of the merger transaction, and Nuance Resources Corp, (“Nuance”) a Nevada Corporation, on December 29, 2006, Acquisition Inc and Nuance merged and Nuance became the surviving company of the merger. All common shares outstanding of Acquisition Inc. were converted into an equal number of common shares of Nuance. Pursuant to the agreement, on December 29, 2006 the shareholders of record of Nuance exercised their right to exchange their shares on a one for one basis for shares of Farrier.

Since this transaction resulted in the shareholders of Nuance owning a majority of the issued and outstanding shares of Farrier, the transaction is accounted for as a reverse merger recapitalization, and the consolidated financial statements are a continuation of the operations of Nuance, and not of Farrier. The operations of Farrier are included in the consolidated statement of operations from December 29, 2006, the effective date of the acquisition.

On January 4, 2007 the Farrier merged with Nuance. All common shares outstanding of Nuance were converted into an equal number of common shares of Farrier. The surviving entity of the merger was Farrier. Immediately thereafter Farrier changed its name to Nuance Resources Corp.

On December 29, 2006, the fair value of the acquired net liabilities of Farrier were as follows:

Cash	$37,058
Accounts payable	(39,762)

Net liabilities	$(2,704)

Nuance Resources Corp.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
February 28, 2007
(Stated in US Dollars)
(Unaudited)

Note 4	Reverse Merger and Recapitalization - (cont’d)

The consolidated statement of operations for the three months ended February 28, 2007 does not include the result of consolidated operations of Farrier from December 1, 2006 to December 29, 2006 as follows:

For the period December 1, 2006 to December 29, 2006

Accounting and audit fees	$3,967
Legal fees	22,302
Office expenses	442
Management fees	650

Net loss for the period	$27,361

As of December 29, 2006, Farrier has no incremental operations. On December 29, 2006, the business operations of Farrier ceased and no further expenses were incurred prior to the merger with Nuance on January 4, 2007.

Note 5	Oil and Gas Property

By a participation agreement dated December 21, 2006, NEL acquired a 100% ownership in the interpretation of 3D seismic data covering four sections of certain land located in the province of Alberta by paying CDN$95,000 (US$82,650) in costs of acquiring and interpreting the seismic data. After evaluation of a seismic data should a drillable anomaly be located, the Company will earn the right to participate in the Alberta Crown Land Sale by paying 50% of the land sale costs. By participating, the Company will acquire a 50% interest in the project and will assume 50% of all costs, expenses and risks.

Nuance Resources Corp.
(A Development Stage Company)
Notes to the Interim Consolidated Financial Statements
February 28, 2007
(Stated in US Dollars)
(Unaudited)

Note 6	Related Party Transactions

The amount due to related party is due to the Company’s director and is unsecured, non-interest bearing and has no specific terms for repayment.

Note 7	Capital Stock - Note 9

During the period ended November 30, 2006, the Company issued 23,000,000 common shares at $0.005 per share for total proceeds of $115,000. Included in this issuance is 3,000,000 common shares subscribed for the director of the Company.

On April 5, 2007, the Company issued 240,000 common shares at $0.25 per share for total proceeds of $60,000 pursuant to a private placement.

Note 8	Mineral Property Agreement

On May 24, 2006, FRC entered into a property option agreement whereby FRC was granted an option to earn up to an 85% interest in 50 full and 9 fractional mineral claims located in the Eskay Creek Area, Northwestern British Columbia. Consideration for the option is cash payments totalling CDN$100,000 (CDN$2,500 paid) and exploration expenditures of CDN$450,000 (CDN$14,295 paid)

On January 11, 2007, the Company abandoned its interest in the property.

Note 9	Subsequent Event

On March 26, 2007, the Company approved a private placement offering of up to an aggregate of 400,000 common shares at $0.25 per share. The Company has received subscriptions for 240,000 common shares for proceeds of $60,000.

Note 10	Restatement

The Company has restated its February 28, 2007 financial statements in order to record the book value of its capital stock at par value.

As a result of the restatement as at February 28, 2007, the capital stock has increased by $24,058 and additional paid-in capital has decreased by $24,058, resulting in no effect on shareholders’ equity.

A PARTNERSHIP OF INCORPORATED PROFESSIONALS                                                               AMISANO HANSON
                                                                                                CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Nuance Resources Corp.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Nuance Resources Corp. (A Development Stage Company) and its subsidiary as of November 30, 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity for the period November 1, 2006 (Date of Inception) to November 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuance Resources Corp. and its subsidiary as of November 30, 2006 and the results of their operations and their cash flows for the period November 1, 2006 (Date of Inception) to November 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has working capital which may not be sufficient to sustain operations over the next twelve months and is yet to attain profitable operations, both of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“AMISANO HANSON”
December 14, 2006	Chartered Accountants

NUANCE RESOURCES CORP
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
November 30, 2006
(Stated in US Dollars)

ASSETS	2006

Current
Cash	$116,724
Prepaid expenses	5,500

$122,224

LIABILITIES

Current
Accounts payable and accrued liabilities	$19,150
Due to related party - Notes 3	5,018

24,168

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value
10,000,000 shares authorized, none outstanding
Common stock, $0.001 par value - Notes 4 and 6
90,000,000 shares authorized
23,000,000 shares outstanding	23,000
Additional paid in capital	84,000
Deficit accumulated during the development stage	(8,944)

98,056

$122,224

Nature and Continuance of Operations - Note 1
Subsequent Events - Note 6

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
for the period November 1, 2006 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

November 1, 2006 (Date of Inception) to November 30, 2006

Expenses
Accounting and audit fees	$10,000
Bank charges	19
Foreign exchange gain	(4,725)
Legal fees	3,650

Net loss for the period	$(8,944)

Basic loss per share	$(0.00)

Weighted average number of shares outstanding	3,666,667

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period November 1, 2006 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

November 1, 2006 (Date of Inception) to November 30, 2006

Cash Flows used in Operating Activities
Net loss for the period	$(8,944)
Changes in non-cash working capital items related to operations:
Prepaid expenses	(5,500)
Accounts payable and accrued liabilities	19,150

Net cash provided by operating activities	4,706

Cash Flows from Financing Activities
Capital stock issued	107,000
Due to related party	5,018

Net cash provided by financing activities	112,018

Increase in cash during the period	116,724

Cash, beginning of the period	-

Cash, end of the period	$116,724

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
for the period November 1, 2006 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

	Common Shares		Additional Paid-in	Deficit Accumulated During the Development
	Number	Par Value	Capital	Stage	Total

Capital stock issued for cash - at $0.005	23,000,000	$23,000	$92,000	$-	$115,000
Less: commissions	-	-	(8,000)	-	(8,000)
Net loss for the period	-	-	-	(8,944)	(8,944)

Balance, November 30, 2006	23,000,000	$23,000	$84,000	$(8,944)	$98,056

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2006
(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company was incorporated in the state of Nevada, United States of America on November 1, 2006. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company’s year end is November 30, 2006. On November 20, 2006, the Company incorporated a wholly-owned subsidiary, Nuance Exploration Ltd. (a BC corporation).

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At November 30, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $8,944 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2	Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and are stated in US dollars. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which may have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Development Stage Company

The Company is a development stage company as defined in Financial Accounting Standards (“FAS”) No. 7 as it is devoting substantially all of its efforts to establish a new business and planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Note 2	Summary of Significant Accounting Policies - (cont’d)

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary NEL. All significant inter-company balances and transactions have been eliminated on consolidation.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities and due to related party approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to FAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

The Company reports basic loss per share in accordance with FAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share has not been provided as it would be anti-dilutive.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company used the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”) in accordance with the FAS No. 52 “Foreign Currency Translation”.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments from the use of different exchange rates from period to period are included in the Comprehensive Income account in Stockholder’s Equity, if applicable.

Note 2	Summary of Significant Accounting Policies - (cont’d)

Foreign Currency Translation - (cont’d)

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the Statement of Operations.

Recent Accounting Pronouncements

Management does not believe that there are any recently issued accounting pronouncements but not yet effective accounting standards that could have a material effect on the accompanying financial statements.

Note 3	Related Party Transactions - Note 4

The amount due to related party is due to the Company’s director and is unsecured, non-interest bearing and has no specific terms for repayment.

Note 4	Capital Stock

During the period ended November 30 2006, the Company issued 23,000,000 common shares at $0.005 per share for total proceeds of $115,000. Included in this issuance is 3,000,000 common shares subscribed for by the director of the Company.

Note 5	Deferred Tax Assets

At November 30, 2006, the Company has accumulated non-capital losses totalling approximately $8,944 which is available to reduce taxable income in future taxation years. This loss expires beginning in 2026.

The following table summarizes the significant components of the Company’s deferred tax assets:

November 30, 2006

Deferred Tax Assets
Non-capital loss carryforward	$1,342
Less valuation allowance	(1,342)

$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely than not to be realized from future operations . The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 6	Subsequent Events

Subsequent to November 30, 2006, the Company has indicated its intention to acquire a 100% ownership in the interpretation of 3D seismic data covering four sections of certain land located in the province of Alberta by paying CDN$95,000 (US$82,650) in costs of acquiring and interpreting the seismic data. After completion of the aforementioned payment, should a drillable anomaly be located from the results of the seismic review, the Company will earn the right to participate in the Alberta Crown Land Sale by paying 50% of the land sale costs. By participating, the Company will acquire a 50% interest in the project and will assume 50% of all costs, expenses and risks.

Subsequent to November 30, 2006, the Company has indicated its intention to merge with Farrier Acquisition Inc. (“Acquisition Corp.”), a wholly-owned subsidiary of Farrier Resources Corp. (“Farrier”), both Nevada corporations. All common shares outstanding of the Acquisition Corp will be converted into an equal number of common shares of the Company and subsequently all common shares outstanding of the Company will be converted into an equal number of common shares of Farrier so that at the effective time Farrier will become the holder of all of the issued and outstanding shares of the Company. Farrier will become the surviving entity and will immediately change its name to Nuance Resources Corp.

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Nuance Resources Corp.
(formerly Farrier Resources Corp.)
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Nuance Resources Corp. (formerly Farrier Resources Corp.) (An Exploration Stage Company) and its subsidiary as of November 30, 2006 and March 31, 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity for the eight months ended November 30, 2006, for the period July 19, 2005 (Date of Inception) to March 31, 2006 and the period July 19, 2005 (Date of Inception) to November 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuance Resources Corp. and its subsidiary as of November 30, 2006 and March 31, 2006 and the results of their operations and their cash flows for the eight months ended November 30, 2006, for the period July 19, 2005 (Date of Inception) to March 31, 2006 and the period from July 19, 2005 (Date of Inception) to November 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has working capital which may not be sufficient to sustain operations over the next year and is yet to attain profitable operations, both of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Vancouver, Canada	“AMISANO HANSON”
February 21, 2007	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL:amishan@telus.net

NUANCE RESOURCES CORP.
(formerly Farrier Resources Corp)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
November 30, 2006 and March 31, 2006
(Stated in US Dollars)
(Restated  -Note 8)

ASSETS	November 30, 2006	March 31, 2006

Current
Cash	$38,799	$104,222

LIABILITIES

Current
Accounts payable and accrued liabilities	$14,156	$6,306
Due to related party - Note 3	-	2,142

	14,156	8,448

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value
10,000,000shares authorized, none outstanding
Common stock, $0.001 par value - Notes 1, 4, and 8
270,000,000 shares authorized (March 31, 2006 - 90,000,000 shares authorized)
21,354,000 shares outstanding (March 31, 2006 - 21,327,000 shares outstanding)	21,354	21,327
Additional paid-in capital	81,176	79,073
Accumulated other comprehensive loss	(58)	-
Deficit accumulated during the exploration stage	(77,829)	(4,626)

	24,643	95,774

	$38,799	$104,222

Nature and Continuance of Operations - Note 1
Subsequent Events - Notes 1 and 7

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP.
(formerly Farrier Resources Corp)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the eight months ended November 30, 2006,
for the period from July 19, 2005 (Date of Inception) to March 31, 2006 and for the period from July 19, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

	Eight Months Ended November 30, 2006	July 19, 2005 (Date of Inception) to March 31, 2006	July 19, 2005 (Date of Inception) to November 30, 2006

Expenses
Accounting and audit fees	$23,361	$5,084	$28,445
Bank charges and interest	200	87	287
Foreign exchange gain	(55)	(3,506)	(3,561)
Legal fees	21,760	2,493	24,253
Office expenses	2,009	48	2,057
Management fees	9,750	-	9,750
Mineral property option payments - Note 6	2,274	-	2,274
Mineral property exploration payments - Note 6	12,669	-	12,669
Transfer and filing fees	1,235	420	1,655

Net loss for the period	(73,203)	(4,626)	(77,829)

Other comprehensive loss
Foreign currency translation adjustment	(58)	-	(58)

Comprehensive loss	$(73,261)	$(4,626)	$(77,887)

Basic loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	21,353,225	1,736,220

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP.
(formerly Farrier Resources Corp)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the eight months ended November 30, 2006,
for the period from July 19, 2005 (Date of Inception) to March 31, 2006 and for the period from July 19, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)

	Eight Months Ended November 30, 2006	July 19, 2005 (Date of Inception) to March 31, 2006	July 19, 2005 (Date of Inception) to November 30, 2006

Cash Flows used in Operating Activities
Net loss for the period	$(73,203)	$(4,626)	$(77,829)
Change in non-cash working capital item related to operations:
Accounts payable and accrued liabilities	7,850	6,306	14,156

Net cash provided by (used in) operating activities	(65,353)	1,680	(63,673)

Cash Flows from Financing Activities
Capital stock issued	2,130	100,400	102,530
Increase (decrease) in due to related party	(2,142)	2,142	-

Net cash provided by (used in) financing activities	(12)	102,542	102,530

Effect of foreign currency on cash	(58)	-	(58)

Increase (decrease) in cash during the period	(65,423)	104,222	38,799

Cash, beginning of the period	104,222	-	-

Cash, end of the period	$38,799	$104,222	$38,799

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP.
(formerly Farrier Resources Corp)
(An Exploration Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY
for the period July 19, 2005 (Date of Inception) to November 30, 2006
(Stated in US Dollars)
(Restated-Note 8)

	Note 1 Common Shares		Additional Paid-in	Accumulated Comprehensive	Deficit Accumulated During the Exploration
	Number	Par Value	Capital	Income/(Loss)	Stage	Total

Capital stock issued for cash - at $0.00333	15,000,000	$15,000	$35,000	$-	$-	$50,000
- at $0.08333	6,300,000	6,300	46,200	-	-	52,500
- at $0.08333	27,000	27	2,223	-	-	2,250
Less: commissions	-	-	(4,350)	-	-	(4,350)
Net loss for the period	-	-	-	-	(4,626)	(4,626)

Balance as at March 31, 2006	21,327,000	21,327	79,073	-	(4,626)	95,774
Capital stock issued for cash - at $0.08333	27,000	29	2,223	-	-	2,250
Less: commissions	-	-	(120)	-	-	(120)
Foreign currency translation adjustment	-	-	-	(58)	-	(58)
Net loss for the period	-	-	-	-	(73,203)	(73,203)

Balance as at November 30, 2006	21,354,000	$21,354	$81,176	$(58)	$(77,829)	$24,643

SEE ACCOMPANYING NOTES

NUANCE RESOURCES CORP.
(formerly Farrier Resources Corp)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2006
(Stated in US Dollars)

Note 1            Nature and Continuance of Operations

Organization

The Company was incorporated in the state of Nevada, United States of America on July 19, 2005. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. On April 3, 2006, the Company incorporated a wholly-owned subsidiary, FRC Explorations Ltd. (a BC Corporation) (“FRC”).

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations.

Effective December 28, 2006 the Board of Directors authorized a 3 for 1 forward stock split on the common shares. The authorized number of common shares increased from 90,000,000 to 270,000,000 common shares with a par value of $0.001. All references in the accompanying financial statements to the number of common shares have been restated to reflect the forward stock split.

Effective December 29, 2006 the Company was part of a corporate reorganization (Note 7c) and the Company changed its year end to November 30, from March 31.

On January 4, 2007 the Company changed its name to Nuance Resources Corp. (Note 7d)

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At November 30, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $77,829 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2            Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which may have been made using careful judgment. Actual results may vary from these estimates.

The consolidated financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary incorporated by the Company, FRC. All significant inter-company balances and transactions have been eliminated on consolidation.

Exploration Stage Company

The Company complies with the Statement of Financial Accounting Standards (“FAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as exploration stage

Capitalization of Mineral Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred until such time as reserves are proven. Costs incurred in proving and developing a property ready for production are capitalized and amortized over the life of the mineral deposit or over a shorter period if the property is shown to have an impairment in value. Expenditures for mining equipment are capitalized and depreciated over their useful life.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

Note 2            Summary of Significant Accounting Policies - (Cont’d)

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities and due to related party approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to FAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

The Company reports basic loss per share in accordance with FAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period. Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date. Diluted loss per share has not been provided as it would be antidilutive.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”) in accordance with the FAS No. 52 “Foreign Currency Translation”.

Note 2            Summary of Significant Accounting Policies - (Cont’d)

Foreign Currency Translation - (cont’d)

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments from the use of different exchange rates from period to period are included in the Comprehensive Income account in Stockholder’s Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the Statement of Operations.

Recent Accounting Pronouncements

Management does not believe that there are any recently issued accounting pronouncements but not yet effective accounting standards that could have a material effect on the accompanying financial statements.

Note 3            Related Party Transactions - Note 4

The amount due to related party was due to the Company’s president/director and was unsecured, non-interest bearing and has no specific terms for repayment.

Note 4            Capital Stock - Note 1

During the period ended March 31, 2006, the Company issued to its president 15,000,000 shares at $0.00333 for total proceeds of $50,000.

Note 5             Deferred Tax Assets

At November 30, 2006, the Company has incurred accumulated non-capital losses totalling approximately $61,936 which is available to reduce taxable income in future taxation years. These losses expire beginning in 2026. In addition, the Company has Canadian resource related expenditures totalling approximately $14,900 which can be carried forward indefinitely to offset future Canadian taxable income.

Note 5            Deferred Tax Assets - (cont’d)

The following table summarizes the significant components of the Company’s deferred tax assets:

	November 30, 2006	March 31, 2006

Deferred Tax Assets
Net operating loss carryforward	$15,586	$694
Less valuation allowance	(15,586)	(694)

	$-	$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely than not to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 6             Mineral Property Option Agreement

On May 24, 2006 FRC entered into a property option agreement whereby FRC was granted an option to earn up to an 85% interest in 50 full and 9 fractional mineral claims located in the Eskay Creek Area, Northwestern British Columbia. Consideration for the option is cash payments totalling CDN$100,000 and exploration expenditures of CDN$450,000 as follows:

i)	Cash payments as follows:

–	CDN$2,500 upon execution of the Option agreement; (paid)

–	CDN$2,500 on or before June 30, 2007;

–	CDN$40,000 on or before June 30, 2008; and

–	CDN$55,000 on or before June 30, 2009.

ii)
Aggregate exploration expenditures of CDN$12,000 on or before June 30, 2007, CDN$24,000 in aggregate on or before June 30, 2008; CDN$160,000 in aggregate on or before June 30, 2009; and CDN$450,000 in aggregate on or before June 30, 2010.

During the eight month period ended November 30, 2006, FRC incurred exploration expenditures amounting to $12,669 (CDN$14,295).

Note 6            Mineral Property Option Agreement- (cont’d)

Upon earning its 85% interest in the option, the Company shall enter into a joint venture agreement to develop and operate the property.

On January 11, 2007, the Company abandoned its interest in the property.

Note 7            Subsequent Events

a)
By a participation agreement dated December 21, 2006, Nuance Exploration Ltd., a wholly-owned subsidiary of Nuance Resources Corp. (“Nuance”), incorporated by Nuance on November 20, 2006 under the Business Corporations Act of British Columbia, acquired a 100% ownership in the interpretation of 3D seismic data covering four sections of certain land located in the province of Alberta by paying CDN$95,000 (US$82,650) in costs of acquiring and interpreting the seismic data. After completion of the aforementioned payment, should a drillable anomaly be located from the results of the seismic review, the Company will earn the right to participate in the Alberta Crown Land Sale by paying 50% of the land sale costs. By participating, the Company will acquire a 50% interest in the project and will assume 50% of all costs, expenses and risks.

b)	On December 29, 2006 the Company incorporated a wholly-owned subsidiary company, Farrier Acquisition, Inc, (“Acquisition Inc.”), a Nevada Corporation.

c)
Pursuant to an Agreement of Merger and Plan of Reorganization between the Company, Farrier Acquisition Inc. (“Acquisition Inc”) and Nuance, a Nevada Corporation, on December 29, 2006, Acquisition Inc and Nuance merged and Nuance became the surviving company of the merger. All common shares outstanding of Acquisition Inc. were converted into an equal number of common shares of Nuance. Pursuant to the agreement, on December 29, 2006 the shareholders of record of Nuance exercised their right to exchange their shares on a one for one basis for shares of the Company. Since this transaction will result in the Nuance shareholders owning a majority of the issued and outstanding shares of the Company, this transaction will be accounted for as a reverse acquisition. At this time the Company changed its year end to November 30, from March 31.

d)
On January 4, 2007 the Company merged with Nuance. All common shares outstanding of Nuance will be converted into an equal number of common shares of the Company. The Company will be the surviving entity of the merger. Upon completion of the merger the Company changed its name to Nuance Resources Corp.

Note 8            Restatement

The Company has restated its November 30, 2006 financial statements, including the March 31, 2006 comparatives, in order to record the book value of its capital stock at par value.

As a result of the restatement as at November 30, 2006, capital stock has increased by $14,236 and additional paid-in capital has decreased by $14,236, resulting in no effect on shareholders’ equity. As at March 31, 2006, the capital stock has increased by $14,218 and additional paid-in capital has decreased by $14,218, resulting in no effect on shareholders’ equity.

NUANCE RESOURCES CORP.
(A Development Stage Company)

1.	INTRODUCTION

Basis of Presentation and Agreement of Merger and Plan of Reorganization

The accompanying unaudited pro forma statement of operations for the one-month period ended November 30, 2006 has been prepared based upon the audited financial statements of Nuance Resources Corp (formerly Farrier Resources Corporation) (“Farrier”) for the eight-month period ended November 30, 2006 and the audited financial statements of Nuance Resources Corporation (“Nuance”) for the period from Inception on November 1, 2006 to November 30, 2006.

Farrier incorporated in the State of Nevada a wholly owned subsidiary company Farrier Acquisition, Inc. (“Acquisitions”), and Acquisitions issued to Farrier 100 common shares of its common stock for total consideration of $0.10.

Farrier proceeded with a 3:1 forward split of its common stock, resulting in 21,354,000 shares being issued and outstanding.

Nuance merged with Acquisitions and Nuance became the surviving corporation of the merger. Nuance issued 100 shares from treasury to Farrier, the shareholder of record of Acquisitions.

Immediately subsequent to the merger, Farrier acquired the remaining issued and outstanding shares of Nuance, by issuing 23,000,000 common shares to the shareholders of record of Nuance. Immediately thereafter Farrier changed its name to Nuance Resources Corp.

Since this transaction will resulted in the Nuance shareholders owning a majority of the issued and outstanding shares of Farrier, this transaction has been accounted for using reverse takeover accounting. Accordingly reverse takeover accounting has been applied as follows:

The pro forma financial statements of the combined entities are issued under the name of the legal parent, Farrier, but are considered a continuation of the legal subsidiary, Nuance.

Both Farrier’s and Nuance’s assets and liabilities are included in the pro forma financial statements at their carrying value. The net assets of Farrier have been added to the share capital of the combined entity.

The acquisition is summarized as follows:

NUANCE RESOURCES CORP.
(A Development Stage Company)

1.	INTRODUCTION (continued)

The pro forma statement of operations, after pro forma adjustments, includes purely the results of operations of the accounting acquirer for the period from November 1, 2006 to November 31, 2007.

The pro forma statement of operations may not be indicative of the results that actually would have occurred if the events therein had taken place on the dates indicated or of the results that may be obtained in the future.

The accounting policies used in the preparation of the pro forma statement are in accordance with those disclosed in Farrier’s audited financial statements for the eight month period ended November 30, 2006 and the audited financial statements of Nuance for the period ended November 30, 2006.

In the opinion of management of Farrier and Nuance, the unaudited pro forma statement of operations include all necessary adjustments for fair presentation.

NUANCE RESOURCES CORP.
(A Development Stage Company)

PRO FORMA STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION NOVEMBER 1, 2006 TO NOVEMBER 30, 2006
(Unaudited)

	Farrier Resources Corp Eight Months Ended November 30 2006	Nuance Resources Corp Period from Inception November 1, 2006, to November 30 2006	(Note 3) Pro Forma Adjustments		Pro Forma Consolidated Total Period from Inception November 1, 2006, to November 30 2006

Revenue	$-	$-	$-		$-

Expenses

Accounting and audit fees	$23,361	$10,000	$(23,361)	a	$10,000
Bank charges and interest	200	19	(200)	a	19
Transfer and filing fees	1,235	-	(1,235)	a	-
Foreign exchange gain	-	(4,725)	-	a	(4,725)
Legal fees	21,760	3,650	(21,760)	a	3,650
Management fees	9,750	-	(9,750)	a	-
Office expenses	2,009	-	(2,009)	a	-
Mineral property- Option payments	2,274	-	(2,274)	a	-
Mineral property - Exploration expenses	12,669	-	(12,669)	a	-
Loss for the period	73,258	8,944	(73,258)		8,944

Other
Foreign currency translation adjustment	(55)	-	55	a	-

Comprehensive loss	$73,203	$(8,944)	$(73,203)		$(8,944)

Basic And Diluted Loss Per Share	$(0.003)	$(0.003)			$(0.000)

Weighted Average Number Of Shares Outstanding	21,352,968	3,666,667			44,354,000

PRO FORMA ADJUSTMENT

a)	To eliminate the accounting loss of Farrier for the period as an addition to share capital.

See accompanying notes to the pro forma financial statements

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$443
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000

Total		$26,943

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On April 5, 2007, we completed a private equity offering of 240,000 shares of our common stock at $0.25 per share to two investors. The gross proceeds we received from this offering were $60,000.  We completed this offering pursuant to Regulation S of the Securities Act.  Each investor represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.

In connection with the Merger, each share of Nuance’s issued and outstanding common stock immediately prior to the closing of the Merger was converted into the right to receive one share of our common stock. 23,000,000 shares of our common stock were issued to the former holders of common stock of Nuance on December 29, 2006 in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act. These shares are restricted shares as defined in the
Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We issued 9,000 shares of our common stock at a price of $0.25 per share to a total of three purchasers on April 7, 2006. The identity of these three purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $2,250. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter. We did pay a commission of $120 in connection with the issuance of these securities. No registration rights were granted to any of the purchasers.

We completed an offering of 9,000 shares of our common stock at a price of $0.25 per share to a total of twenty seven purchasers on March 31, 2006. The identity of these twenty seven purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $2,250. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter. We did pay a commission of $150 in connection with the issuance of these securities. No registration rights were granted to any of the purchasers.

We completed an offering of 2,100,000 shares of our common stock at a price of $0.025 per share to a total of seven purchasers on January 20, 2006. The identity of these seven purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $52,500. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter. We did pay a commission of $4,200 in connection with the issuance of these securities. No registration rights were granted to any of the purchasers.

We issued 5,000,000 shares of common stock on December 12, 2005 to Mr. Kent Kirby, our president, chief financial officer and sole director. Mr. Kirby acquired these shares at a price of $0.01 per share. We received $50,000 from these issuances. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

Item 27. Exhibits

Exhibit Number	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of December 29, 2006, by and among Farrier Resources Corp., Farrier Acquisition, Inc. and Nuance Resources Corp. (1)
3.1	Articles of Incorporation (2)
3.2	Certificate of Amendment to Articles of Incorporation (1)
3.3	By-Laws (2)
10.1	Participation Agreement between County Line Energy Corp. and Nuance Exploration Ltd. (1)
10.2	Dilution Agreement between Nuance Exploration Ltd. and County Line Energy Corp. (1)
5.1	Opinion of Cane Clark LLP, with consent to use (3)
23.1	Consent of Amisano Hanson, Chartered Accountants
23.3	Consent of Cane Clark LLP as to the legality of the shares of common stock being registered (included in Exhibit 5.1)

1.	Incorporated by reference to current report on Form 8-K filed on January 4, 2007
2.	Previously filed as an exhibit to the Registration Statement filed on Form SB-2 on June 5, 2006.
3.	Previously filed as an exhibit to the Registration Statement filed on Form SB-2 on March 16, 2007.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
, and;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on July 5, 2007.

NUANCE RESOURCES CORP.

By:	/s/ James D. Bunney
James D. Bunney President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director

   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

NUANCE RESOURCES CORP.

By:	/s/ James D. Bunney
James D. Bunney President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director July 5, 2007